Exhibit 99.1

FOR IMMEDIATE RELEASE	July 29, 2014
Media Contact: Joseph Barrios, (520) 884-3725	Page 1 of 8
Financial Analyst Contact: Chris Norman, (520) 884-3649
UNS ENERGY REPORTS SECOND QUARTER 2014 EARNINGS

Tucson, Ariz. – UNS Energy Corporation (NYSE: UNS) today reported second quarter 2014 net income of $42 million, or $1.01 per diluted share of common stock, compared with net income of $35 million, or $0.83 per diluted share in the second quarter of 2013. For the six months ended June 30, 2014, UNS Energy's net income was $58 million, or $1.37 per diluted share, compared with net income of $46 million, or $1.10 per diluted share in the same period last year.

UNS Energy’s primary subsidiary, Tucson Electric Power Company (TEP), reported net income of $39 million in the second quarter of 2014 compared with net income of $31 million in the same period last year. For the six months ended June 30, 2014, TEP's net income was $48 million compared with net income of $32 million in the same period last year. The improvement in both periods is primarily due to TEP's new rate structure that was effective on July 1, 2013.

UNS Energy's second quarter 2013 net income included an $11 million reduction to income tax expense and a $3 million pre-tax ($1.8 million after-tax) charge to fuel expense related to a credit to retail customers, both resulting from TEP's rate case that was completed in June 2013.

As previously reported, in March 2014 UNS Energy's shareholders approved a definitive merger agreement with Fortis Inc. (Fortis), Canada's largest investor-owned gas and electric distribution utility. The merger has also been approved by the Federal Energy Regulatory Commission, the Federal Trade Commission and the Department of Treasury's Committee on Foreign Investment in the United States.

In May, a Settlement Agreement regarding the merger was filed with the Arizona Corporation Commission (ACC). The Settlement Agreement was endorsed by UNS Energy, Fortis, ACC Staff, the Residential Utility Consumer Office, customer representatives, labor unions and other parties. The Settlement Agreement contains several conditions, including $30 million of customer bill credits.

"I am pleased with the progress we've made towards completing the merger with Fortis and with the support we have received from our customers, the community and other key stakeholders," said David G. Hutchens, UNS Energy's President and Chief Executive Officer. "We are hopeful the ACC will approve the transaction before the end of September so we can begin to share the benefits of the merger with our customers."

Hearings before an ACC Administrative Law Judge on the Settlement Agreement concluded June 17th. The Settlement Agreement is subject to the review and approval of the ACC, which could approve, reject or require modifications to the Settlement as a condition of approval of the merger. The parties to the Settlement Agreement requested that the ACC approve the merger by September 18, 2014.

Tucson Electric Power

Retail kWh Sales and Revenues
TEP’s retail kWh sales decreased by 0.9 percent in the second quarter of 2014, due in part to milder June weather compared to 2013 which had the hottest June on record. Tucson experienced a 4.7 percent decrease in cooling degree days when compared with the second quarter of 2013. TEP's second quarter 2014 retail margin revenues increased by $22 million due to a new rate structure that was effective July 1, 2013. The new rate structure provided for a base rate increase, as well as changes that are designed to: (i) help customers smooth out future bill impacts; and (ii) provide TEP with more timely and predictable cost recovery.
Other Expenses
TEP’s Base Operations and Maintenance (Base O&M) expense was $59 million in the second quarter of 2014 compared with $61 million in the same period last year. The decrease was due in part to certain costs now being recovered through fuel and purchased power expense as a result of the 2013 TEP Rate Order. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements.
TEP's total interest expense declined by $1 million in the second quarter of 2014 primarily due to a reduction in capital lease obligation balances compared with the same period last year.
Additionally, TEP's net income in the second quarter of 2013 included an income tax benefit of $11 million and a $3 million customer credit recorded to fuel expense, both resulting from the 2013 TEP Rate Order.
UNS Electric
UNS Electric reported net income of $4 million in both the second quarters of 2014 and 2013.
UNS Gas
UNS Gas reported net income of less than $1 million in both the second quarters of 2014 and 2013.

Year-to-Date Results

Tucson Electric Power
TEP reported net income of $48 million in the first six months of 2014 compared with net income of $32 million in the same period last year. The increase in net income is due to: an increase in retail margin revenues due to TEP's new rate structure that was effective July 1, 2013; an increase in long-term wholesale sales margins due to higher market prices for wholesale power; and a decrease in interest expense due in part to a reduction in capital lease obligation balances; partially offset by an increase in taxes other than income taxes. Results in the first six months of 2013 included the credit to fuel expense and the reduction to income tax expense described above.
UNS Electric
UNS Electric reported net income of $6 million in both the first six months of 2014 and 2013.
UNS Gas
UNS Gas reported net income of $5 million in the first six months of 2014 compared with net income of $8 million in the same period last year. The decrease in net income is due primarily to lower sales volumes resulting from mild winter weather during 2014, which contributed to a decline in retail margin revenues.

Net Income and Earnings Per Share Summary

	2nd Quarter		YTD June 30,
Net Income (Loss)	2014	2013	2014	2013
	Millions of Dollars
Tucson Electric Power	$38.7	$30.8	$47.9	$32.3
UNS Electric	3.8	3.8	5.8	6.1
UNS Gas	0.1	0.3	4.9	7.6
Other(1)	(0.2)	(0.3)	(0.8)	—
Net Income	$42.4	$34.6	$57.8	$46.0
Avg. Basic Shares Outstanding (millions)	41.8	41.6	41.8	41.6
Avg. Diluted Shares Outstanding (millions)	42.1	41.9	42.1	41.9

	2nd Quarter		YTD June 30,
Earnings (Loss) Per UNS Energy Share	2014	2013	2014	2013
Tucson Electric Power	$0.93	$0.74	$1.15	$0.78
UNS Electric	0.09	0.09	0.14	0.15
UNS Gas	—	0.01	0.12	0.18
Other(1)	(0.01)	(0.01)	(0.03)	—
Net Income per Basic Share	$1.01	$0.83	$1.38	$1.11
Net Income per Diluted Share	$1.01	$0.83	$1.37	$1.10

(1)	Includes UNS Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly owned subsidiaries of UNS Energy.
UNS Energy believes the presentation of TEP, UNS Electric and UNS Gas net income or loss on a per basic UNS Energy share basis (which are non-GAAP financial measures) provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UNS Energy's reported earnings or losses.
Seasonality of Earnings
The net income and results of operations of TEP, UNS Electric and UNS Gas are seasonal in nature. TEP and UNS Electric typically record the majority of their net income during the second and third quarters when hot weather contributes to higher energy consumption. TEP’s retail rates, which include higher charges for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.
Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas typically records the majority of its net income during the first and fourth quarters.

About UNS Energy
UNS Energy is a Tucson, Arizona-based company with consolidated assets of approximately $4.5 billion. TEP serves approximately 414,000 customers in southern Arizona. UniSource Energy Services provides natural gas and electric service for approximately 243,000 customers in northern and southern Arizona. UNS Energy shares are listed on the New York Stock Exchange and trade under the symbol UNS. To learn more, visit uns.com.

Forward Looking Statements
Statements included in this news release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to UNS Energy Corporation’s and its subsidiaries’ future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the timing and consequences of the Fortis acquisition, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the Fortis transaction will not be satisfied or waived; the ability to obtain ACC approval of the Fortis transaction, including the timing and terms thereof; state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of our pension and other retiree benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; cyber attacks or challenges to our information security; and the performance of TEP's generating plants; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. UNS Energy Corporation and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

UNS Energy Corporation
Comparative Condensed Consolidated Statements of Income

(in thousands of dollars, except per share amounts)	Three Months Ended June 30,
(UNAUDITED)	2014	2013
Operating Revenues
Electric Retail Sales	$302,975	$285,419
Electric Wholesale Sales	33,309	30,654
Gas Retail Sales	21,911	20,013
Other Revenues	28,411	29,131
Total Operating Revenues	386,606	365,217
Operating Expenses
Fuel	69,418	86,459
Purchased Energy	84,060	57,796
Transmission and Other PPFAC Recoverable Costs	6,142	4,521
Increase (Decrease) to Reflect PPFAC/PGA Recovery Treatment	(12,517)	2,074
Total Fuel and Purchased Energy	147,103	150,850
Operations and Maintenance	91,621	95,143
Depreciation	39,563	36,671
Amortization	6,455	8,119
Taxes Other Than Income Taxes	14,942	13,631
Total Operating Expenses	299,684	304,414
Operating Income	86,922	60,803
Other Income (Deductions)
Interest Income	169	19
Other Income	2,538	1,734
Other Expense	(958)	(807)
Appreciation in Fair Value of Investments	624	94
Total Other Income (Deductions)	2,373	1,040
Interest Expense
Long-Term Debt	19,167	17,700
Capital Leases	3,925	6,249
Other Interest Expense	307	346
Interest Capitalized	(1,295)	(745)
Total Interest Expense	22,104	23,550
Income Before Income Taxes	67,191	38,293
Income Tax Expense	24,837	3,675
Net Income	$42,354	$34,618
Weighted-Average Shares of Common Stock Outstanding (000)
Basic	41,781	41,598
Diluted	42,145	41,921
Earnings Per Share
Basic	$1.01	$0.83
Diluted	$1.01	$0.83
Dividends Declared Per Share	$0.48	$0.435

UNS Energy Corporation
Comparative Condensed Consolidated Statements of Income

(in thousands of dollars, except per share amounts)	Six Months Ended June 30,
(UNAUDITED)	2014	2013
Operating Revenues
Electric Retail Sales	$527,545	$506,279
Electric Wholesale Sales	76,730	65,052
Gas Retail Sales	60,481	71,002
Other Revenues	55,242	55,025
Total Operating Revenues	719,998	697,358
Operating Expenses
Fuel	137,253	168,148
Purchased Energy	153,843	121,955
Transmission and Other PPFAC Recoverable Costs	12,670	7,707
Increase (Decrease) to Reflect PPFAC/PGA Recovery Treatment	(21,437)	(3,294)
Total Fuel and Purchased Energy	282,329	294,516
Operations and Maintenance	185,057	185,043
Depreciation	78,644	72,970
Amortization	12,631	16,408
Taxes Other Than Income Taxes	29,750	27,723
Total Operating Expenses	588,411	596,660
Operating Income	131,587	100,698
Other Income (Deductions)
Interest Income	249	28
Other Income	4,680	3,502
Other Expense	(1,688)	(1,380)
Appreciation in Fair Value of Investments	879	1,133
Total Other Income (Deductions)	4,120	3,283
Interest Expense
Long-Term Debt	37,055	35,954
Capital Leases	7,846	12,498
Other Interest Expense	790	(47)
Interest Capitalized	(2,318)	(1,420)
Total Interest Expense	43,373	46,985
Income Before Income Taxes	92,334	56,996
Income Tax Expense	34,505	11,033
Net Income	$57,829	$45,963
Weighted-Average Shares of Common Stock Outstanding (000)
Basic	41,759	41,569
Diluted	42,115	41,898
Earnings Per Share
Basic	$1.38	$1.11
Diluted	$1.37	$1.10
Dividends Declared Per Share	$0.96	$0.87

Tucson Electric Power Company
Comparative Condensed Consolidated Statements of Income

(in thousands of dollars)	Three Months Ended June 30,
(UNAUDITED)	2014	2013
Operating Revenues
Electric Retail Sales	$257,790	$243,635
Electric Wholesale Sales	32,555	29,542
Other Revenues	31,273	31,086
Total Operating Revenues	321,618	304,263
Operating Expenses
Fuel	68,334	84,553
Purchased Power	52,906	28,410
Transmission and Other PPFAC Recoverable Costs	3,552	1,730
Increase (Decrease) to Reflect PPFAC Recovery Treatment	(13,061)	5,274
Total Fuel and Purchased Energy	111,731	119,967
Operations and Maintenance	79,772	82,011
Depreciation	31,080	28,861
Amortization	7,377	9,052
Taxes Other Than Income Taxes	12,005	10,939
Total Operating Expenses	241,965	250,830
Operating Income	79,653	53,433
Other Income (Deductions)
Interest Income	165	12
Other Income	2,187	1,270
Other Expense	(2,694)	(2,472)
Appreciation in Fair Value of Investments	624	94
Total Other Income (Deductions)	282	(1,096)
Interest Expense
Long-Term Debt	15,507	13,991
Capital Leases	3,925	6,249
Other Interest Expense	140	192
Interest Capitalized	(1,104)	(534)
Total Interest Expense	18,468	19,898
Income Before Income Taxes	61,467	32,439
Income Tax Expense	22,742	1,652
Net Income	$38,725	$30,787

Tucson Electric Power Company
Comparative Condensed Consolidated Statements of Income

(in thousands of dollars)	Six Months Ended June 30,
(UNAUDITED)	2014	2013
Operating Revenues
Electric Retail Sales	$443,805	$428,515
Electric Wholesale Sales	74,639	63,940
Other Revenues	58,687	59,559
Total Operating Revenues	577,131	552,014
Operating Expenses
Fuel	135,964	165,351
Purchased Power	75,521	47,338
Transmission and Other PPFAC Recoverable Costs	7,461	2,595
Increase (Decrease) to Reflect PPFAC Recovery Treatment	(14,791)	2,914
Total Fuel and Purchased Energy	204,155	218,198
Operations and Maintenance	161,117	159,835
Depreciation	61,891	57,418
Amortization	14,476	18,275
Taxes Other Than Income Taxes	23,840	22,108
Total Operating Expenses	465,479	475,834
Operating Income	111,652	76,180
Other Income (Deductions)
Interest Income	174	8
Other Income	4,099	2,438
Other Expense	(4,809)	(4,717)
Appreciation in Fair Value of Investments	879	1,133
Total Other Income (Deductions)	343	(1,138)
Interest Expense
Long-Term Debt	29,747	28,564
Capital Leases	7,846	12,498
Other Interest Expense	453	(168)
Interest Capitalized	(2,028)	(1,027)
Total Interest Expense	36,018	39,867
Income Before Income Taxes	75,977	35,175
Income Tax Expense	28,080	2,909
Net Income	$47,897	$32,266